Exhibit 99.1

RxSight, Inc. Announces Pricing of Public Offering of Common Stock

Aliso Viejo, Calif. (NASDAQ: RXST) – February 7, 2023 – RxSight, Inc. (“RxSight”), an ophthalmic medical device company dedicated to improving the vision of patients following cataract surgery, announced today that it has priced its underwritten public offering. RxSight expects to sell 4,000,000 shares of its common stock at a price to the public of $12.50 per share. RxSight has granted the underwriter a 30-day option to purchase up to an additional 600,000 shares of its common stock at the public offering price, less underwriting discounts and commissions. All of the shares are to be sold by RxSight. Before deducting the underwriting discount and estimated offering expenses payable by RxSight, RxSight expects to receive gross proceeds of approximately $50.0 million, assuming no exercise of the underwriters’ option to purchase additional shares. The offering is expected to close on or about February 10, 2023 subject to satisfaction of customary closing conditions. BofA Securities is acting as the sole bookrunning manager for the offering.

RxSight intends to use the net proceeds from the offering for continued commercial and marketing expansion, funding of product development, research and clinical development, and for working capital and general corporate purposes.

RxSight filed a shelf registration statement on Form S-3 relating to the shares of common stock offered in the public offering described above with the Securities and Exchange Commission (the “SEC”) on August 8, 2022, which was declared effective by the SEC on August 12, 2022. RxSight has filed a preliminary prospectus supplement and accompanying prospectus relating to the offering with the SEC on February 7, 2023. A final prospectus supplement and accompanying prospectus relating to the offering will also be filed with the SEC and will be available on the SEC’s website at www.sec.gov. When available, copies of the final prospectus supplement and the accompanying prospectus may also be obtained from: BofA Securities, Attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC 28255-0001, by telephone at 1-800-294-1322 or by email at dg.prospectus_requests@bofa.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. The offering may be made only by means of a prospectus supplement and accompanying prospectus.

About RxSight, Inc.

RxSight, Inc. is a commercial-stage medical technology company dedicated to improving the vision of patients following cataract surgery. The RxSight® Light Adjustable Lens system, comprised of the RxSight Light Adjustable Lens® (LAL®), RxSight Light Delivery Device (LDD™) and accessories, is the first and only commercially available intraocular lens (IOL) technology that enables doctors to customize and optimize visual acuity for patients after cataract surgery.

Forward-Looking Statements

This press release contains forward-looking statements, including statements concerning expectations with respect to the expected completion and timing of closing of the public offering and the anticipated use of the net proceeds from the offering. Risks and uncertainties related to these endeavors include, but are not limited to, risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the public offering. Investors should review the risks and uncertainties contained in our filings with the Securities and Exchange Commission (“SEC”), including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed with the SEC on November 7, 2022, in the preliminary prospectus supplement related to the public offering filed with the SEC on February 7, 2023, and in the final prospectus supplement to be filed with the SEC, as well as other risks set forth in our other filings with the SEC. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those described in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” or “continue” or the negative of such terms and other similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Company Contact:

Shelley B. Thunen

Chief Financial Officer

sthunen@rxsight.com

Investor Relations Contact:

ir@rxsight.com